ENERGY PURCHASE AGREEMENT

This ENERGY PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the date set forth below, by and between the Department of Water Resources, an agency of the State of California, with respect to the Department of Water Resources Electric Power Fund separate and apart from its powers and responsibilities with respect to the State Water Resources Development System ("Department") and Sempra Energy Resources, a California corporation ("SER").

RECITALS

A. Department requires electric energy in connection with its responsibilities, as set forth in California Water Code Section 80000 et seq., with respect to the Department of Water Resources Electric Power Fund (the "Fund"), as established by February 1, 2001, Assembly Bill 1, First Extraordinary Session (the "Act").

B. Department solicited bids for energy pursuant to a Request for Bids ("RFB") published by Department on February 2, 2001.

C. Certain affiliates of SER (the "Project Companies") own and operate, or will own, lease and/or operate, the generating facilities described in Appendix B (the "Projects").

D. On February 28, 2001, SER submitted a revised bid pursuant to the RFB to provide energy to Department with the intention of assigning portions of its rights and obligations under any resulting energy purchase agreement to the Project Companies.

E. On February 28, 2001, Department executed SER's bid made pursuant to the RFB.

F. The RFB provides that "[n]o binding commitment shall arise on the part of CDWR to any Bidder under this Request for Bids until and unless the Parties sign documents of agreement that become effective in accordance with their terms"; and

G. This Agreement is the binding and definitive agreement of the Parties as to the energy sale contemplated by SER's bid, Department's acceptance of that bid and subsequent revisions to SER's bid requested by Department.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Department and SER hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. The following terms have the respective meanings in this Agreement:

"AAA" means the American Arbitration Association.

"AAA Rules" means the Commercial Arbitration Rules of the AAA.

"Act" has the meaning set forth in the Recitals hereto.

"Agreement" has the meaning set forth in the Preamble hereto.

"Affiliate" means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For this purpose, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

"Alternative Delivery Point" has the meaning set forth in Section 2.06 hereof.

"Annual Energy Delivery Plan" has the meaning set forth in Section 2.05(a) hereof.

"Associated Cal ISO Delivery Zone" means, with respect to a Delivery Point associated with a Project, the Cal ISO Delivery Zone for the Delivery Point identified in Appendix B (Column (D)) and, with respect to Cal ISO Delivery Points associated with Market Sources and Alternative Delivery Points, the Cal ISO Delivery Zone (SP15, NP15, ZP26) in which such Delivery Point resides or to which such Delivery Point is adjacent.

"As Available Resources" means the Maximum Capacity at the Delivery Point that could be provided from a Market Source, the El Dorado Project and/or the Elk Hills (SC) Project for the period commencing at 12:00 a.m. (Pacific Time) on April 1, 2002 and ending at 11:59 p.m. (Pacific Time) on May 31, 2003.

"Authorized Representative" means the person or persons designated in Appendix A as having full authority to act on behalf of a Party for all purposes hereof.

"Billing Address" means the billing address specified in Appendix A or as otherwise specified by Department.

"Billing Period" has the meaning set forth in Section 4.01 hereof.

"Bond Offering" means an offering by Department of bonds with recourse only to the Trust Estate, a maturity of ten (10) or more years and an Investment Grade rating for the purposes specified in Section 80010(a) of the Act.

"Bond Trustee" means any financial institution designated in a resolution of Department or an indenture with Department as the trustee thereunder in connection with its Bond Offering.

"Business Day" means any day other than a Saturday or Sunday or a United States holiday, as observed by Federal Reserve member banks in New York City.

"Cal ISO" means the California Independent System Operator.

"Cal ISO Delivery Points" means any point on the transmission grid currently controlled by and any scheduling point of the Cal ISO.

"Cal ISO Delivery Zone" means, with respect to a Delivery Point listed in Appendix B (Column (D)), the Cal ISO Zone associated with such Delivery Point (SP15, NP15, ZP26), as indicated in Appendix B (Column (E)).

"Cal ISO Zone" means a congestion management zone designated as "SP15," "NP15" or "ZP26" in Appendix I to the Cal ISO FERC Electric Tariff filed with FERC.

"Capacity" means the net power (in MW), as described in Appendix C and as modified in this Agreement, with respect to which Seller is providing Energy to Department under this Agreement.

"Commercial Operation" means, with respect to each Project, the successful completion of all permitting, construction and testing of generating and associated facilities of the Project, Transmission Provider and Interconnection Service Provider such that Seller believes, using its reasonably exercised discretion, that Seller can safely, reliably and lawfully provide Energy from the Project up to the Maximum Capacity at the Delivery Point to Department at the Delivery Point associated with the Project.

"Commercial Operation Target Date" means, with respect to each Project, the date on which SER anticipates that such Project will commence Commercial Operation. The Commercial Operation Target Date for each Project is set forth in Appendix B and may be adjusted pursuant to Section 2.10.

"Contractual Gas Requirement" means, with respect to any Billing Period, the estimated total amount of Natural Gas (in MMBtu) required to generate the Energy during such Billing Period, calculated in accordance with the formula contained in Section 2.03(c).

"Copper Mountain Project" means the planned Copper Mountain power plant and associated facilities near Boulder City, Nevada.

"Costs" has the meaning set forth in Section 6.04 hereof.

"CPUC" means the Public Utilities Commission of California.

"Delivery Point" means any of the points of delivery listed in Appendix B (Column (D)) or any Alternative Delivery Point.

"Economy Energy" means power sales by Seller or to Department made on a "non-firm," "interruptible" or "as available" basis or on a "firm" basis under agreements of less than one (1) year in duration.

"El Dorado Project" means the existing 480 MW El Dorado Energy power plant and associated facilities in Boulder City, Nevada, in which SER owns a fifty percent (50%) interest as of the date of this Agreement.

"Elk Hills (SC) Project" means the planned Elk Hills power plant and associated facilities near Bakersfield, California during the time period when such plant is operating on a simple-cycle basis.

"Enabling Agreement" means an umbrella service agreement under SER's Tariff between Seller and Department, which umbrella service agreement shall be filed with the FERC.

"Energy" means the aggregate amount of electric energy (in MW-hours) to be provided from the Capacity for the relevant number of hours in each time period as described in Appendix C.

"EPNG" means El Paso Natural Gas Company.

"Event of Default" has the meaning set forth in Section 6.01 hereof.

"FERC" means the Federal Energy Regulatory Commission.

"FPA" has the meaning set forth in Section 2.09 hereof.

"Fuel Supply Plan" has the meaning set forth in Section 2.03 hereof.

"Fuel Supply Year" means the period commencing at 12:00 a.m. (Pacific Time) on June 1, 2003 and ending at 11:59 p.m. (Pacific Time) at December 31, 2003, each of the calendar years of the Term 2004 through and including 2010 and the period commencing at 12:00 a.m. (Pacific Time) on January 1, 2011 and ending at 11:59 p.m. (Pacific Time) on September 30, 2011.

"Fund" has the meaning set forth in the Recitals hereto.

"Gas Price" means the price of Natural Gas (in dollars per MMBtu) determined in accordance with the formula contained in Section 2.03(c).

"Interest Rate" means, for any date, the lesser of: (a) the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates" on such day (or if not published on such day on the most recent preceding day on which published), plus two hundred (200) basis points, and (b) the maximum rate permitted by applicable law.

"Interconnection Service Provider" means any entity or entities providing service by which a Project interconnects with a Transmission Provider as needed to transmit or transport Energy from Seller to a Delivery Point.

"Investment Grade" means, with respect to a person, a rating on such person's senior long-term unsecured debt at or above "BBB-" by S&P or "Baa3" by Moody's.

"Kern River" means Kern River Gas Transmission Company.

"Market Quotation Average Price" means the average of the good faith quotations (in dollars per MW-hour) solicited from not less than five (5) Reference Market-makers disregarding the highest and lowest quotations. If quotations cannot be obtained from five (5) Reference Market-makers, the Market Quotation Price shall be the average of all quotations received.

"Market Source" means any marketer, trader, seller or generator other than the Projects (including Seller's Affiliates) from which Seller could obtain power supplies.

"Market Value" has the meaning set forth in Section 6.04 hereof.

"Maximum Capacity at the Delivery Point" means the Capacity associated with the Delivery Points in Appendix B but does not establish any limitation on the amount of Energy that may be delivered at any of those Delivery Points.

"Mesquite Project" means the planned Mesquite power plant and associated facilities in Arlington, Arizona.

"MMBtu" means one million British thermal units, where British thermal units represent the amount of heat required to raise the temperature of one pound of pure water from 59° F to 60° F at a constant pressure of 14.73 pounds per square inch.

"Monthly Energy Delivery Plan" has the meaning set forth in Section 2.05(b) hereof.

"Moody's" means Moody's Investors Service, Inc.

"MW" means megawatt, a measure of electric generating capacity.

"Natural Gas" means methane or other gaseous hydrocarbons meeting the quality standards and specifications of Seller and the applicable Natural Gas Service Provider.

"Natural Gas Service Provider" means any entity that provides Natural Gas transportation, distribution, storage and/or other delivery services relating to Seller's provision of Energy to Department pursuant to this Agreement.

"NERC" means the North American Electric Reliability Council.

"NERC Holiday" means a holiday defined by NERC.

"Non-Defaulting Party" has the meaning set forth in Section 6.03 hereof.

"Party" means Department or Seller.

"Per Unit Market Price" means the applicable price (in dollars per MW-hour) determined in accordance with Section 6.04.

"Present Value Rate" has the meaning set forth in Section 6.04 hereof.

"Project" has the meaning set forth in the Recitals hereto.

"Project Companies" has the meaning set forth in the Recitals hereto.

"Project Company Assignment and Assumption Agreement" means the agreement by which SER may make an assignment of its rights and obligations under this Agreement with respect to a Project to a Project Company. A form of Project Company Assignment and Assumption Agreement is set forth in Appendix F.

"Project Energy" means the portion of the Energy to be provided by a Project Company as a result of an assignment pursuant to Section 9.02(a).

"Project Lender" means a lender providing all or part of the initial construction and/or debt financing for a Project, or any refinancing thereof, in the form of senior debt, and any fiscal agents, trustees or other nominees acting on their behalf.

"Prudent Electric Practice" means any of the practices, methods and/or acts (i) required by the National Electric Safety Code or NERC, whether or not Seller is a member thereof, or (ii) otherwise engaged in or approved by a significant portion of the non-utility electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of commercially reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Electric Practice is not intended to be the optimum practice, method or act to the exclusion of all others, but rather to be any of the practices, methods and/or acts generally accepted in the region.

"Purchase Price" has the meaning set forth in Section 2.02 hereof.

"Reduced Amount" has the meaning set forth in Section 2.10 hereof.

"Reference Market-maker" means any marketer, trader or seller of or dealer in energy products whose long-term unsecured senior debt has an Investment Grade rating.

"Replacement Contract" means a contract having a term, transaction quantity and quality, delivery rate, Delivery Point and product configuration substantially similar to the remaining Term, transaction quantity and quality, delivery rate, Delivery Point and product configuration of a Transaction.

"Replacement Price" means the price (in dollars per MW-hour) at which Department, acting in a commercially reasonable manner, purchases substitute Energy at the Delivery Point as a replacement for any Energy not delivered by Seller hereunder, plus (i) costs reasonably incurred by Department in purchasing such substitute Energy and (ii) additional transmission or other charges, if any, reasonably incurred by Department to the Delivery Point, or at Department's option, the market price at the Delivery Point for such Energy not delivered as determined by Department in a commercially reasonable manner; provided, however, in no event shall such price include any penalties, ratcheted demand or similar charges, nor shall Department be required to utilize or change its utilization of its owned or controlled assets or market positions to minimize Seller's liability. For purposes of this definition, Department shall be considered to have purchased substitute Energy to the extent Department shall have entered into one or more arrangements in a commercially reasonable manner whereby Department repurchases its obligation to purchase and receive the Energy from another party at the Delivery Point.

"S&P" means Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.).

"Sale Price" means the price (in dollars per MW-hour) at which Seller, acting in a commercially reasonable manner, resells at the Delivery Point any Energy not received by Department, deducting from such proceeds any (i) costs reasonably incurred by Seller in reselling such Energy and (ii) additional transmission charges, if any, reasonably incurred by Seller in delivering such Energy to the third party purchasers, or at Seller's option, the market price at the Delivery Point for such Energy not received as determined by Seller in a commercially reasonable manner; provided, however, in no event shall such price include any penalties, ratcheted demand or similar charges nor shall Seller be required to utilize or change its utilization of its owned or controlled assets, including contractual assets, or market positions to minimize Department's liability. For purposes of this definition, Seller shall be considered to have resold such Energy to the extent Seller shall have entered into one or more arrangements in a commercially reasonable manner whereby Seller repurchases its obligation to purchase and receive the Energy from another party at the Delivery Point.

"Seller" means SER or, if applicable, a Project Company to which SER has made an assignment of this Agreement with respect to a Project pursuant to Section 9.02(a).

"SER's Tariff" means SER's market-based rate wholesale power sales tariff, which tariff is on file with FERC.

"7 x 24 Price" means the price of Energy (in dollars per MW-hour) associated with base load Capacity, as set forth in Appendix C or as calculated in accordance with Section 2.02.

"6 x 16 Price" means the price of Energy (in dollars per MW-hour) associated with peaking Capacity, as set forth in Appendix C or as calculated in accordance with Section 2.02.

"So Cal Gas" means Southern California Gas Company.

"Southern California Border Point" means deliveries to one or more of the following Natural Gas delivery points as directed solely by Seller: (i) the interconnection between EPNG and So Cal Gas at Topock in San Bernardino County, California; (ii) the interconnection between EPNG and Pacific Gas and Electric Company at Topock in San Bernardino County, California; (iii) the interconnection between EPNG and So Cal Gas at Ehrenburg in Riverside County, California; (iv) the interconnection between EPNG and Southwest Gas at Topock in Mohave County, Arizona; (v) the proposed interconnection between EPNG and the North Baja Pipeline in La Paz County, Arizona; (vi) the interconnection between Kern River and Southwest Gas at Blue Diamond in Clark County, Nevada; (vii) the proposed interconnection between EPNG and SER for the Mesquite Project in Maricopa County, Arizona; (viii) the Kern River and Mojave Pipeline Company pipeline at the "17Z Delivery Point" in Kern County, California; (ix) the proposed interconnection between Kern River and SER for the El Dorado Project and the Copper Mountain Project near Goodsprings in Clark County, Nevada; and/or (x) such other locations to which the Parties may mutually agree, which agreement shall not be unreasonably withheld.

"Southern California Border Gas Price" means, for any Billing Period, the price (in dollars per MMBtu) set forth in the edition of Natural Gas Intelligence, Weekly Price Index (Intelligence Press, Inc.) published for the relevant calendar month, in the table styled "SPOT GAS PRICES", for the item entitled "Southern Cal. Border Avg.", under the column captioned "Bidweek Avg."

"Southwest Gas" means Southwest Gas Corporation.

"State" means the State of California.

"Summer 2001" means the time period commencing at 12:00 a.m. (Pacific Time) on June 1, 2001 and ending at 11:59 p.m. (Pacific Time) on September 30, 2001.

"Summer 2001 Market Price" means for the Summer 2001 the sum of: (i) fifty percent (50%) of the mid-market futures price (in dollars per MW-hour) at close of business on the date this Agreement is executed for an on-peak 6 x 16 electric power product into Cal ISO Zone SP15 as published in Nat Source; and (ii) fifty percent (50%) of the arithmetic average of all the daily on-peak 6 x 16 prices (in dollars per MW-hour) for electric power sold into Cal ISO Zone SP15 published under the headings "South Path 15" in Platts Energy Trader and "SP15" in Megawatt Daily.

"Summer 2001 Short Receivable" means the positive difference between the Summer 2001 Market Price and one hundred and eighty-nine dollars ($189) multiplied by the number of MW-hours of Energy purchased by Department from Seller under this Agreement during the Summer 2001.

"Term" has the meaning set forth in Section 2.08 hereof.

"Terminated Transaction" has the meaning set forth in Section 6.03(a) hereof.

"Termination Payment" has the meaning set forth in Section 6.03 hereof.

"Transaction" has the meaning set forth in Section 9.02(a) hereof.

"Transmission Provider" means any entity or entities transmitting or transporting Energy on behalf of Seller or Buyer to or from the Delivery Point.

"Trust Estate" means all revenues under any obligation entered into, and rights to receive the same, and monies on deposit in the Fund and income or revenue derived from the investment thereof.

"Uncontrollable Force" has the meaning set forth in Section 5.01 hereof.

"WSCC" means the Western Systems Coordinating Council.

Section 1.02. Rules of Interpretation. Unless otherwise provided herein: (a) words denoting the singular include the plural and vice versa; (b) words denoting a gender include both genders; (c) references to a particular part, clause, section, paragraph, article, party, exhibit, schedule or other attachment shall be a reference to a part, clause, section, paragraph, or article of, or a party, exhibit, schedule or other attachment to the document in which the reference is contained; (d) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, amendments, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in the document in which the reference is contained; (e) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time; (f) a definition of or reference to any document, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or novation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used; (g) a reference to any person includes such person's successors and permitted assigns in that designated capacity; (h) any reference to "days" shall mean calendar days unless Business Days are expressly specified; (i) any reference to "dollars" or "$" shall mean United States dollars unless otherwise specified; (j) any reference to time is a reference to the time then prevailing, whether standard or daylight savings time, in the specified time zone; (k) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding Business Day); (l) words such as "hereunder," "hereto," "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and (m) a reference to "including" means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

ARTICLE II
PURCHASE AND SALE OF ENERGY

Section 2.01. Purchase and Sale of Energy. Seller shall sell and deliver, or cause to be sold and delivered, and Department shall purchase and receive, or cause to be purchased and received, the Energy at the Delivery Point, and Department shall pay Seller the Purchase Price. Seller may provide the Energy from any Project, Market Source or combination of Projects and/or Market Sources and may deliver Energy at any Delivery Point or combination of Delivery Points. Seller shall be responsible for any costs or charges imposed on or associated with the Energy up to the Delivery Point. Department shall be responsible for any costs or charges imposed on or associated with the Energy or its receipt at and from the Delivery Point.

Section 2.02. Determination of the Purchase Price.

(a) Purchase Price for Summer 2001. For Summer 2001, the Purchase Price shall be equal to the Summer 2001 Market Price, as adjusted pursuant to Section 10.07; provided, however, that Department shall be required to pay only one hundred and eighty-nine dollars ($189) per MW-hour, as adjusted pursuant to Section 10.07, for Energy during Summer 2001 unless Department fails to complete the Bond Offering by September 30, 2001 and Seller exercises its right to terminate this Agreement under Section 6.05(i).

(b) Purchase Price for October 1, 2001 through May 31, 2003. The Purchase Price shall be, for the portion of the Term commencing at 12:00 a.m. (Pacific Time) on October 1, 2001 and ending at 11:59 p.m. (Pacific Time) on May 31, 2003, the price of Energy set forth in Appendix C, as adjusted pursuant to Section 10.07.

(c) Purchase Price for June 1, 2003 through September 30, 2011. For the portion of the Term commencing at 12:00 a.m. (Pacific Time) on June 1, 2003, Seller shall calculate the Purchase Price using the Gas Price determined in accordance with Section 2.03 and the formulas set forth below for the 7 x 24 Price and the 6 x 16 Price and making adjustments pursuant to Section 10.07:

7 x 24 Price = (Gas Price x 7.5 MMBtu per MW-hour) + $26 per MW-hour
6 x 16 Price = (Gas Price x 10.0 MMBtu per MW-hour) + $31 per MW-hour

Section 2.03. Natural Gas Supply Arrangements.

(a) At least ninety (90) days prior to the commencement of each Fuel Supply Year, SER shall provide to Department a proposed fuel supply plan (the "Fuel Supply Plan") for such Fuel Supply Year. The Fuel Supply Plan will provide information as to how SER intends to procure Natural Gas and associated Natural Gas transportation, distribution, storage and/or other delivery services such that Department can evaluate the Fuel Supply Plan in order to ascertain the expected cost of Natural Gas needed to generate Energy sold under this Agreement. The Parties may meet at mutually agreeable times prior to and during the Fuel Supply Year to discuss any modifications to the Fuel Supply Plan that Department reasonably requests. SER shall act in accordance with the Fuel Supply Plan. Nothing in this Section 2.03 shall be construed as obligating SER to adopt a Fuel Supply Plan or to agree to any modifications to a Fuel Supply Plan that: (i) SER reasonably believes could interfere with its ability to provide the Energy from any combination of the Projects and/or Market Sources; or (ii) SER believes, in its sole discretion, could potentially expose SER to risks, including credit, market or delivery risks, or liabilities that SER considers unacceptable.

(b) After review of the Fuel Supply Plan and no later than thirty (30) days prior to the commencement of the upcoming Fuel Supply Year, Department may elect, at its sole option, to provide up to eighty percent (80%) of the Contractual Gas Requirement for the upcoming Fuel Supply Year from Department's own Natural Gas purchases and will notify SER of the specific quantity of Natural Gas that Department intends to provide pursuant to an election pursuant to this Section 2.03(b). Department shall deliver such Natural Gas, in amounts and at times coincident with Seller's obligation to deliver Energy to Department hereunder, for SER's account to the Southern California Border Point. Any election under this Section 2.03(b) will be for a full Fuel Supply Year or as otherwise mutually agreed.

(c) The Gas Price is intended to reflect the cost of Natural Gas procured by SER to generate Energy under this Agreement, and Natural Gas provided by Department pursuant to an election under Section 2.05(b) shall be deemed to be provided to SER at no cost. The Gas Price shall be calculated in accordance with the following formula:

Gas Price = [(S x PS) + (B x PB)]
CGR

WHERE:

S = Amounts of Natural Gas (in MMBtu) purchased by SER pursuant to the Fuel Supply Plan described Section 2.03(a).

PS = The weighted average price of S (in dollars per MMBtu) for the Billing Period.

B = The portion of the Contractual Gas Requirement (in MMBtu) not purchased pursuant to Sections 2.03(a) by SER or provided by Department pursuant to Section 2.03(b), plus amounts of Natural Gas purchased by SER to replace amounts of Natural Gas that Department fails to deliver and less amounts of Natural Gas delivered by Department equivalent to scheduled Energy deliveries curtailed by SER to Department pursuant to Section 2.04(b)(iii), calculated in accordance with the following formula:

B = CGR - D - S

WHERE:

D = Amounts of Natural Gas (in MMBtu) provided to SER by Department pursuant to an election under Section 2.03(b).

PB = The Southern California Border Gas Price (in dollars per MMBtu) for the Billing Period.

CGR = The Contractual Gas Requirement (in MMBtu), calculated in accordance with the following formula:

CGR = (OPE x 10.0 MMBtu per MW-hour) +
(BLE x 7.5 MMBtu per MW-hour)

WHERE:

OPE = MW-hours of 6 x 16 on-peak Energy provided during the Billing Period determined by multiplying the 6 x 16 Capacity applicable during such Billing Period, as indicated in Appendix C, by the number of days, excluding Sundays and NERC Holidays, in the Billing Period by sixteen (16).

BLE = MW-hours of 7 x 24 base load Energy provided during the Billing Period determined by multiplying the 7 x 24 Capacity applicable during such Billing Period, as indicated in Appendix C, by the number of days in such Billing Period by twenty-four (24).
    SER shall be responsible for all fuel imbalances.

Section 2.04. Transmission Scheduling.

(a) Transmission Scheduling Generally. Seller shall only be responsible for and shall arrange transmission service to the Delivery Point. Seller shall schedule or arrange for scheduling services with its Transmission Providers in accordance with the practice of the Transmission Providers to deliver the Energy to the Delivery Point. Department shall be responsible for and shall arrange transmission service at and from the Delivery Point and shall schedule with its Transmission Providers to receive the Energy at the Delivery Point. All deliveries shall be prescheduled, and each Party shall be responsible for ensuring that transmission is scheduled consistent with the most recent rules adopted by the WSCC. SER and Department shall be equally responsible for all Cal ISO imbalance charges associated with this Agreement.

(b) Transmission Curtailment or Interruption Responsibilities. Risks of transmission curtailment or interruption shall be the responsibility of Seller up to the Delivery Point and at and from the Delivery Point to the extent provided for under Section 2.04(c), but shall otherwise be the responsibility of Department at and from the Delivery Point; provided, however, that Seller shall not bear risks of transmission curtailment or interruption that result from: (i) Department's failure to take the steps contemplated by Section 2.04(c)(i) and Section 2.04(c)(iii) to prevent or to alleviate transmission curtailments or interruptions, or (ii) unduly discriminatory actions taken by Department.

(c) Response to Transmission Curtailment or Interruption. SER shall make commercially reasonable efforts to provide or to cause to be provided for the delivery of Energy at Delivery Points that prevent and/or alleviate existing or potential transmission curtailments or interruptions. SER and Department agree to take the following steps in the following order if and to the extent needed to prevent and/or to alleviate existing or potential transmission curtailments or interruptions that could affect the delivery of scheduled Energy under this Agreement to a Delivery Point and/or transmission of such Energy by Department from that Delivery Point to a point elsewhere within the Associated Cal ISO Delivery Zone: (i) Department shall reduce, interrupt or curtail its purchases of Economy Energy; (ii) SER shall, or shall cause Seller to, reduce, interrupt or curtail its sales of Economy Energy; (iii) Department shall redispatch or reschedule its power deliveries associated with dispatchable purchases of a duration of twelve (12) months or less to the maximum extent permitted by its power sales contracts; and (iv) SER shall, or shall cause Seller to, make commercially reasonable efforts to deliver the affected portion of the Energy to any other Cal ISO Delivery Point. In the event and to the extent the foregoing measures are insufficient to prevent transmission curtailments or interruptions affecting the delivery of the Energy to a Delivery Point and/or transmission of such Energy by Department from that Delivery Point to a point elsewhere within the Associated Cal ISO Delivery Zone, Seller's obligation to deliver the affected portion of the scheduled Energy to the Delivery Point, and Department's obligation to make payment for that portion of the scheduled Energy, shall be reduced accordingly.

Section 2.05. Energy Scheduling.

(a) Annual Energy Delivery Plan. Within ten (10) Business Days of the execution of this Agreement for Summer 2001 and no less than ninety (90) days before the end of each calendar year of the Term thereafter, SER shall deliver to Department (by facsimile or other reasonable means), a description of planned deliveries of Energy over the upcoming year (the "Annual Energy Delivery Plan") indicating the intended Delivery Points and the amounts of Energy to be provided at such Delivery Points for each month, on-peak and off-peak, considering, but not limited to:

    outage schedules for the Projects;
    any known changes in Project availability;
    known or anticipated transmission constraints requiring modification of operations compared to the prior year's operations;
    status of contracts between any Seller and others for firm sales from the Projects which could impact ability or schedule for deliveries from the respective Projects; and
    Natural Gas transportation or other factors which influence preferred sources of generation and associated points of delivery.

Department shall provide its comments on the Annual Energy Delivery Plan within thirty (30) days of receipt for the purposes of any recommendations for revisions in delivery plans and to accommodate preferred fuel supply plans. SER shall make commercially reasonable efforts to accommodate the requested revisions.

(b) Monthly Energy Delivery Plan. No less than five (5) days prior to the commencement of each month, SER shall deliver to Department (by facsimile or other reasonable means), a description of planned deliveries of Energy in the upcoming month (the "Monthly Energy Delivery Plan") indicating the amounts and Delivery Points for such Delivery Points of Energy. All Energy to be provided from the Projects, Market Sources and/or any combination of the Projects and Market Sources shall be scheduled in accordance with Section 2.05(c). Any material deviations from the most recent Annual Energy Delivery Plan shall be noted and reasons for the changes explained. Within two (2) business days of receipt of the Monthly Energy Delivery Plan, Department shall note any exceptions or requested modifications to the Monthly Energy Delivery Plan. SER shall make commercially reasonable efforts to accommodate revisions requested by Department.

(c) Energy Scheduling Generally. Seller may deliver all or part of the Energy to any Delivery Point regardless of whether such Energy is generated at a Project associated with such Delivery Point or obtained from Market Sources and without regard to the Maximum Capacity at the Delivery Point specified for any Project. Except as provided in Section 2.04(c), Seller shall, in accordance with standard operating practices and the Annual Energy Delivery Plan and Monthly Energy Delivery Plan promulgated in accordance with this Section 2.05, deliver to Department (by facsimile or other reasonable means) on each Business Day a notice indicating the Delivery Points and the amounts of Energy to be provided at such Delivery Points for each hour of the time period commencing on the next day and extending through and including the next Business Day.

Section 2.06. Alternative Delivery Points. In addition to the Delivery Points identified in Appendix B, the Parties may agree to other points at which Energy may be delivered under this Agreement ("Alternative Delivery Points"). For any dispatch hour during the Term, either Party may designate, subject to the other Party's prior approval and consistent with requirements of the Transmission Provider, an Alternative Delivery Point. Unless otherwise agreed by the Parties, the Party designating such an Alternative Delivery Point shall be solely responsible for all costs, including transmission costs, and risks, including risks of non-delivery, associated with the use of an Alternative Delivery Point.

Section 2.07. Sources of Payment; No Debt of State. Department's obligation to make payments hereunder shall be limited solely to the Trust Estate. Any liability of Department arising in connection with this Agreement or any claim based thereon or with respect thereto, including, but not limited to, any Termination Payment arising as the result of any breach or default or Event of Default under this Agreement, and any other payment obligation or liability of or judgment against Department hereunder, shall be satisfied solely from the Trust Estate. NEITHER THE FULL FAITH AND CREDIT NOR THE TAXING POWER OF THE STATE ARE OR MAY BE PLEDGED FOR ANY PAYMENT UNDER THIS AGREEMENT. Revenues and assets of the State Water Resources Development System shall not be liable for or available to make any payments or satisfy any obligation arising under this Agreement.

Section 2.08. Term. Unless earlier terminated pursuant to Article VI hereof, the term of this Agreement (the "Term") shall commence at 12:00 a.m. (Pacific Time) on the date of execution of this Agreement and end at 11:59 p.m. (Pacific Time) on September 30, 2011.

Section 2.09. FERC Authorization a Condition Precedent. FERC acceptance of the Enabling Agreement for filing under Section 205 of the Federal Power Act ("FPA"), without modifications or conditions that SER or Department, each using its reasonably exercised discretion, considers unacceptable, shall be a condition precedent to Seller's obligations under this Agreement.

Section 2.10. Commercial Operation of Projects.

(a) As to each Project, Seller's obligations hereunder are subject to commencement of Commercial Operation of the Project. The Parties agree, in the event and to the extent that a Project does not commence Commercial Operation, Seller may reduce its Energy obligations to Department in accordance with Section 2.10(b). Seller will make commercially reasonable efforts to achieve Commercial Operation of each Project on or before the Commercial Operation Target Date for such Project in Appendix B, but nothing in this Section 2.10 or any other provision of this Agreement shall be construed as obligating Seller to commence or to continue efforts to achieve Commercial Operation of any Project.

(b) If a Project does not commence Commercial Operation on or before the Commercial Operation Target Date as contemplated by Section 2.10(a), then Seller may reduce proportionately its Energy obligations to Department by an amount ("Reduced Amount") calculated in accordance with the following formula:

Reduced Amount = Cap x (X/Y)

WHERE:

Cap = Capacity as listed in Appendix C for all affected Periods.

X = Maximum Capacity at the Delivery Point for the affected Project as identified in Appendix B (Column (F)) for the time periods including and subsequent to the affected Project's Commercial Operation Target Date listed in Appendix B (Column (C)).

Y = The sum of the Maximum Capacity at the Delivery Point for all Projects as identified in Appendix B (Column (F)) for the time periods including and subsequent to the affected Project's Commercial Operation Target Date listed in Appendix B (Column (C)).

Notwithstanding the foregoing, Seller at its sole discretion, may provide the Reduced Amount, in whole or in part, relying on supplies available from other Projects and/or Market Sources.

(c) Seller shall notify Department on at least a quarterly basis of the progress towards achieving Commercial Operation of all uncompleted Projects. No less than six (6) months prior to a Project's Commercial Operation Target Date, Seller will provide Department, in writing, a good faith estimate of the date on which the Project will achieve Commercial Operation and shall indicate any necessary change in the Commercial Operation Target Date to reflect delays in achieving Commercial Operation. No less than three (3) months prior to the Commercial Operation Target Date, as adjusted pursuant to the preceding sentence, Seller will provide Department, in writing, a further good faith estimate of the date on which the Project will achieve Commercial Operation, and, if the Project is not expected to achieve Commercial Operation on or before the Commercial Operation Target Date, Seller will inform Department that it will: (i) provide all or part of the Reduced Amount on the adjusted Commercial Operation Target Date by relying on supplies available from other Projects and/or Market Sources; (ii) provide all or part of the Reduced Amount on an adjusted Commercial Operation Target Date; and/or (iii) reduce its obligations to Department by all or part of the Reduced Amount for the remainder of the Term.

(d) Seller will operate and maintain each Project in accordance with Prudent Electric Practice and will notify Department of any maintenance that would affect Seller's performance of its obligation to provide Energy under this Agreement.

Section 2.11 As Available Resources. The Parties acknowledge that Seller can provide Energy to Department from As Available Resources only to the extent such As Available Resources are available to Seller. The Parties agree that, in the event and to the extent Seller determines that such As Available Resources are not available to Seller to provide Energy to Department, Seller shall remain obligated to provide Energy to Department in an amount equal to at least ninety percent (90%) of the Maximum Capacity at the Delivery Point for each As Available Resource.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of Department. As of the date hereof, Department represents and warrants to Seller that:

(a) Pursuant to the Act, Department is authorized and empowered to enter into the transactions contemplated by this Agreement and has taken all requisite action to carry out its obligations hereunder. By proper action of its officers, Department has duly authorized the execution and delivery of this Agreement.

(b) The execution, delivery and performance by Department of this Agreement and the consummation by Department of the transactions herein contemplated have been duly authorized and will not violate any provision of law in any material respect, or any order or judgment of any court or agency of government having jurisdiction thereover, or be in material conflict with or result in a material breach of or constitute (with due notice and/or lapse of time) a material default under any material indenture, material agreement or other material instrument to which Department is a party or by which it or any of its property is subject to or bound.

(c) Assuming due and proper execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Department enforceable against Department in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general rules of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(d) All persons representing Department are the duly appointed incumbents in their positions in good standing in accordance with applicable law.

(e) Entry into and performance of this Agreement by Department is for a proper public purpose under the Act and all other relevant constitutional, organic or other governing documents and applicable law.

(f) The Term does not extend beyond any applicable limitation imposed by the Act or other relevant constitutional, organic or governing documents and applicable law relevant constitutional, organic or governing documents and applicable law.

(g) Obligations to make payments hereunder do not constitute any kind of indebtedness of Department or create any kind of lien on, or security interest in, any property or revenues of Department which, in either case, is proscribed by any provision of the Act or any other relevant constitutional, organic or governing documents and applicable law, any order or judgment of any court or other agency of government applicable to it or its assets, or any contractual restriction binding on or affecting it or any of its assets.

Section 3.02. Representations and Warranties of SER. As of the date hereof, SER represents and warrants to Department that:

(a) SER is a corporation duly organized, validly existing and in good standing under the laws of the State, is duly qualified to do business in and is in good standing under the laws of the State, has the power and authority to own its property and assets, to carry on its business as now being conducted by it and to execute, deliver and perform this Agreement. To the best of SER's knowledge, SER is duly qualified to do business in every jurisdiction in which such qualification is necessary.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions by SER herein contemplated have been duly authorized by all material requisite action on the part of SER and will not violate any provision of law, any order or judgment of any court or agency of government, or the certificate of incorporation or by-laws of SER, or any material indenture, agreement or other instrument to which SER is a party or by which it or any of its property is subject to or bound, or be in conflict with or result in a breach of or constitute (with due notice and/or lapse of time) a material default under any such indenture, agreement or other instrument.

(c) This Agreement constitutes the legal, valid and binding obligations of SER enforceable against SER in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Except for the filing of the Enabling Agreement with FERC as contemplated by Section 2.09 and the other authorizations, consents and approvals of governmental bodies or agencies necessary to achieve Commercial Operation with respect to the Projects other than the El Dorado Project, all material authorizations, consents and approvals of governmental bodies or agencies required to be obtained by SER as of the date hereof in connection with the execution and delivery of this Agreement or in connection with the performance of the obligations of SER hereunder have been obtained, and there is no substantive action or proceeding pending or, to the best knowledge of SER, threatened by or against SER by or before any court or administrative agency that might adversely affect the ability of SER to perform its obligations under this Agreement.

(e) No action has been instituted, with respect to SER, by SER or by another person or entity of a bankruptcy, reorganization, moratorium, liquidation or similar insolvency proceeding or other relief under any bankruptcy or insolvency law affecting creditor's rights or petitions have been presented or instituted for its winding-up or liquidation.

ARTICLE IV
PAYMENTS

Section 4.01. Billing Period; Billing Address. The accounting and billing period ("Billing Period") for transactions under this Agreement shall be one (1) calendar month. Bills sent to Department shall be sent to the Billing Address.

Section 4.02. Payments. Department shall pay invoiced amounts billed hereunder so that such payments are received by Seller on the later of the twentieth (20th) day of the month following the Billing Period or the tenth (10th) day after Department receives the invoice or, if either such day is not a Business Day, then on the next Business Day. Payment shall be made by electronic funds transfer, or by other mutually agreeable method, to the account designated by Seller.

Section 4.03. Late Payments. Amounts not paid on or before the due date shall be payable with interest accrued at the Interest Rate.

Section 4.04 Disputes. In case any portion of any bill is in dispute, the entire bill shall be paid when due. Any excess amount of bills which, through inadvertent errors or as a result of a dispute, have been overpaid shall be returned by Seller upon determination of the correct amount, with interest accrued at the Interest Rate, prorated by days from the date of overpayment to the date of refund. Neither Department nor Seller shall have rights to dispute the accuracy of any bill or payment after a period of two (2) years from the date on which the first bill was delivered.

Section 4.05. Records Retention and Audit.

(a) Records Retention. Department and Seller, or any third party representative thereof, shall keep complete and accurate records, and shall maintain such records and other data as may be necessary for the purpose of ascertaining the accuracy of all relevant bills, data, estimates, or statements of charges submitted hereunder. Such records shall be maintained for a period of two (2) years after final payment under this Agreement. Within two (2) years from final payment under this Agreement, either Party may request in writing copies of the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement or charge. The Party from which documents or data have been requested shall cooperate in providing the documents and data within a reasonable time period.

(b) Audit. Seller agrees that Department, the Department of General Services, the Bureau of State Audits, or their designated representative shall have the right to review and to copy any records and supporting documentation pertaining to the performance of this Agreement. Seller agrees to maintain such records for possible audit for a minimum of two (2) years after final payment, unless a longer period of records retention is stipulated. Seller agrees to allow the auditor(s) access to such records during normal business hours and to allow interviews of any employees who might reasonably have information related to such records. Further, Seller agrees to include any similar right of the State to audit records and interview staff in any material contract with contractors or suppliers related to performance of this Agreement.

ARTICLE V
UNCONTROLLABLE FORCES

Section 5.01. Definition of Uncontrollable Force. The term "Uncontrollable Force" means any cause beyond the reasonable control of the Party affected, including but not restricted to flood, drought, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, and action or nonaction by, or failure to obtain the necessary authorizations or approvals from, any governmental agency or authority which by exercise of due diligence such Party could not reasonably have been expected to avoid and to the extent which by exercise of due diligence it has been unable to overcome. As to Seller, such Uncontrollable Forces shall include: (i) interruption or curtailment of the transportation, distribution, storage or other delivery of Natural Gas by a Natural Gas Service Provider for reliability or other non-economic reasons, provided, however, that Seller has not failed to make arrangements for such transportation, distribution, storage or other delivery services that are characterized as "firm" or "non-interruptible" under the applicable tariff and/or agreement; (ii) a requirement of the Transmission Provider, Interconnection Service Provider or control area operator not to deliver Energy to the Delivery Point for reliability or other non-economic reasons; or (iii) an outage at a Project caused on short notice by an alarm or a malfunction of generating unit or interconnection equipment. Without limiting the foregoing, the curtailment or interruption of electric transmission (a) for which Seller is responsible under Section 2.04 or (b) as the result of a discriminatory act by an Affiliate of Seller shall not constitute Uncontrollable Forces. Without limiting the foregoing, the price of transmission, Natural Gas (with respect to purchases of Energy prior to June 1, 2003) or Natural Gas transmission, or the cost of variable and fixed operation and maintenance shall not constitute Uncontrollable Forces. No Party shall, however, be relieved of liability for failure of performance to the extent that such failure is due to causes arising out of its own negligence or due to removable or remediable causes which it fails to remove or remedy within a reasonable time period. Nothing contained herein shall be construed to require a Party to settle any strike or labor dispute in which it may be involved. Notwithstanding the foregoing, as to a claim of Uncontrollable Force by either Party, such claim shall not apply to Seller's ability to sell the Energy to persons other than Department at a price greater than the Purchase Price, and as to a claim of Uncontrollable Force by Department, such claim shall not apply to (x) the loss of Department's markets; (y) Department's inability economically to use or resell the Energy purchased hereunder or its ability to purchase comparable Energy from persons other than Seller at a price less than the Purchase Price; or (z) any action taken by Department in its governmental capacity.

Section 5.02. Notice of and Response to Uncontrollable Force. A Party rendered unable to fulfill any of its obligations by reason of an Uncontrollable Force shall give prompt notice of such fact and shall exercise due diligence to remove such inability within a reasonable time period. If oral notice is provided, it shall be promptly followed by written notice provided in accordance with Section 10.15.

Section 5.03. Effect of Uncontrollable Force. Neither Party shall be considered to be in breach of this Agreement to the extent that a failure to perform its obligations under this Agreement shall be due to an Uncontrollable Force and the Party claiming an inability to perform due to an Uncontrollable Force gives notice and details of the Uncontrollable Force to the other Party as soon as practicable. Department shall not be relieved by operation of this Article V of any liability to pay for Energy delivered to Department by Seller or to make payments then due or which Department is obligated to make with respect to performance which occurred prior to the Uncontrollable Force. Seller shall not be relieved by operation of this Article V of any liability to make payments then due or which Seller is obligated to make to Department with respect to performance which occurred prior to the Uncontrollable Force.

ARTICLE VI
DEFAULT AND EARLY TERMINATION

Section 6.01. Events of Default. An Event of Default shall mean, with respect to a Party (the "Defaulting Party"), the occurrence of any of the following:

(a) Failure to make any payment required hereunder within thirty (30) days of receiving written notice from the other Party;

(b) A material failure in the performance of any of the Defaulting Party's obligations hereunder (except to the extent constituting a separate Event of Default under Section 6.01(a), and except for such Party's obligations to deliver or receive Energy, the exclusive remedy for which is provided in Article VIII), and the Defaulting Party does not cure such failure within sixty (60) days from the date of receipt of notice from the other Party demanding such cure.

Section 6.02. No Cross-Defaults. The occurrence of an Event of Default with respect to one Transaction shall not be an Event of Default with respect to any other Transaction. In no event, however, shall SER be relieved of its obligations under this Agreement with respect to a Project or any Energy therefrom as a result of an assignment made pursuant to Section 9.02(a).

Section 6.03. Remedies for Events of Default.

(a) If an Event of Default with respect to a Defaulting Party shall have occurred and be continuing with respect to a Transaction, the other Party (the "Non-Defaulting Party") shall possess the right to terminate such Transaction (a "Terminated Transaction") thirty (30) days after receipt of written notice of such termination provided in accordance with Section 10.15 by the Non-Defaulting Party. The payment associated with termination ("Termination Payment") shall be the aggregate of the Market Value and Costs calculated in accordance with Section 6.04 which shall be paid no later than one hundred eighty (180) days after receipt of written notice of such termination. Subject to the provisions of Section 6.03(b) and except as provided in Section 6.05, the Termination Payment shall be the sole and exclusive remedy for the Non-Defaulting Party for a termination of a Terminated Transaction hereunder. Prior to receipt of such notice of termination by the Defaulting Party, the Non-Defaulting Party may exercise any remedies available to it at law or otherwise, including the right to seek injunctive relief to prevent irreparable injury to the Non-Defaulting Party.

(b) Upon termination, the Non-Defaulting Party may withhold any payments it owes the Defaulting Party for any obligations incurred prior to termination of a Terminated Transaction until the Defaulting Party pays the Termination Payment to the Non-Defaulting Party.

Section 6.04. Termination Payment Calculations. The Non-Defaulting Party shall calculate the Termination Payment in accordance with the following formula:

Termination Payment = Market Value + Costs

WHERE:

(a) "Market Value" shall be (i) in the case Department is the Non-Defaulting Party, the present value of the positive difference, if any, of (A) payments under a Replacement Contract based on the Per Unit Market Price, and (B) payments under a Terminated Transaction; or (ii) in the case Seller is the Non-Defaulting Party, the present value of the positive difference, if any, of (A) payments under a Terminated Transaction, and (B) payments under a Replacement Contract based on the Per Unit Market Price, in each case using the Present Value Rate as of the time of termination (to take account of the period between the time notice of termination was effective and when such amount would have otherwise been due pursuant to the relevant transaction). The "Present Value Rate" shall mean the sum of 0.50% plus the yield reported on page "USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intra-day trading in United States government securities) at 11:00 a.m. (Eastern Time) for United States government securities having a maturity that matches the average remaining term of a Terminated Transaction. It is expressly agreed that the Non-Defaulting Party shall not be required to enter into a Replacement Contract in order to determine the Termination Payment.

(y) To ascertain the Per Unit Market Price of a Replacement Contract with a term of less than one year, the Non-Defaulting Party may consider, among other valuations, quotations from leading dealers in energy contracts, any or all of the settlement prices of the New York Mercantile Exchange power futures contracts, any or all of the settlement prices on other established power exchanges and other bona fide third party offers; provided, however, that if there is no actively traded market for such Replacement Contract, the Non-Defaulting Party shall use the methodology set forth in paragraph (z).

(z) To ascertain the Per Unit Market Price of a Replacement Contract with a term of one year or more, the Non-Defaulting Party shall use the Market Quotation Average Price; provided, however, that if there is an actively traded market for such Replacement Contract, the Non-Defaulting Party shall use the methodology set forth in paragraph (y).

(b) "Costs" means brokerage fees, commissions and other similar transaction costs and expenses incurred in terminating any related arrangements pursuant to which the Non-Defaulting Party has hedged its obligations or entering into new arrangements which replace a Terminated Transaction, and transmission and ancillary service costs caused by the termination of a Terminated Transaction incurred in connection with the Non-Defaulting Party enforcing its rights with regard to the termination of a Terminated Transaction. Costs shall include: (i) costs incurred by the Non-Defaulting Party to acquire quantities of Natural Gas and associated firm transportation of Natural Gas as necessary to supply Energy from a Project to Department for the Term of a Terminated Transaction and any costs incurred by the Non-Defaulting Party in terminating arrangements such Non-Defaulting Party may have made for such acquisitions, including reasonably incurred contract buyout and/or buydown costs; and (ii) costs incurred by the Non-Defaulting Party to acquire the amounts of firm electric transmission service necessary to supply Energy to Department for the Term of the Terminated Transaction and any costs incurred by Non-Defaulting Party in terminating arrangements such Non-Defaulting Party may have made for such acquisitions, including reasonably incurred contract buyout and/or buydown costs. The Non-Defaulting Party shall use reasonable efforts to mitigate or eliminate Costs, including efforts to reassign electric transmission or Natural Gas transportation rights and/or to re-sell Natural Gas.

In no event, however, shall a Party's Market Value or Costs include any penalties or similar charges imposed by the Non-Defaulting Party. If the Defaulting Party disagrees with the calculation of the Termination Payment and the Parties cannot otherwise resolve their differences, the calculation issue shall be subject to dispute resolution as provided in Article VII of this Agreement. Pending resolution of the dispute, the Defaulting Party shall pay the full amount of the Termination Payment calculated by the Non-Defaulting Party no later than one hundred eighty (180) days after receipt of written notice of an early termination.

Section 6.05. Termination Without Recourse. In addition to any other termination rights herein, Seller shall have the right, but not the obligation, to terminate this Agreement without recourse against Department for any Termination Payment or other costs and without any further obligation or liability of either Seller or Department, except as provided in this Section 6.05, upon twenty (20) days notice if Department (i) fails to complete the Bond Offering by September 30, 2001; (ii) fails, after September 30, 2001, for thirty (30) or more consecutive days to maintain an Investment Grade rating on its bonds; or (iii) if, after the date of this Agreement, the United States or any agency thereof, including FERC, imposes a tax or other imposition materially reducing the benefits of this Agreement to Seller and such tax or imposition is not of general applicability and is instead directed at the generation, sale, purchase, ownership and/or transmission of electric power, Natural Gas and/or other utility or energy goods and services; provided, however, that Department shall: (a) pay to Seller within five (5) Business Days any payments it owes Seller for any Energy provided prior to termination under Section 6.05(i), Section 6.05(ii) or Section 6.05(iii); and (b) pay to Seller the Summer 2001 Short Receivable within one hundred and eighty (180) days after receipt of written notice of a termination under Section 6.05(i).

Section 6.06. Suspension of Performance. The Non-Defaulting Party may suspend performance hereunder so long as an Event of Default has occurred and is continuing.

ARTICLE VII
DISPUTE RESOLUTION

Section 7.01. Mutual Discussion. All disputes shall, to the extent possible, be settled in the first instance by discussions between designated senior officers of each of the Parties. If a dispute cannot be settled by discussions between designated representatives of the Parties within thirty (30) days from the commencement of such discussions (which commencement shall be deemed to occur upon notice from one Party to the other of the dispute), the dispute resolution procedure set forth in Section 7.02 of this Agreement shall be used to settle the matter.

Section 7.02 Arbitration. If a dispute cannot be resolved through mutual discussion pursuant to Section 7.01, then either Party may refer the dispute to arbitration by a tribunal under the AAA Rules, except to the extent such AAA Rules conflict with the provisions of this Section 7.02, in which event the provisions of this Section 7.02 shall prevail.

(a) Selection of Arbitrators and Arbitral Award. All disputes arising under this Agreement shall be exclusively and finally settled under the AAA Rules by three neutral arbitrators chosen pursuant to the AAA Rules, and the seat of the arbitration shall be in either Los Angeles, California or San Francisco, California. Only a natural person who is or has been an engineer, attorney, financial advisor, judge, manager, executive and/or other professional with experience in the electric power industry shall be appointed as an arbitrator. No arbitrator shall be, or have been, an employee or agent of, or consultant or counsel to, either Party or an Affiliate of a Party.

(b) Enforcement of Award. By execution and delivery of this Agreement, each Party hereby (i) accepts and consents to the jurisdiction of the AAA and, solely for purposes of the enforcement of an arbitral award under this Section 7.02, to the jurisdiction of any court of the State of competent jurisdiction, for itself and in respect of its property, and (ii) subject to (i) above, waives, solely for purposes of the enforcement of an arbitral award under this Section 7.02, in respect of both itself and its property, all defenses it may have as to or based on jurisdiction, improper venue or forum non conveniens. Each Party hereby irrevocably consents to the service of process or other papers by the use of any of the methods and to the addresses set out for the giving of notices in Article 10.15. Nothing herein shall affect the right of each Party to serve such process or papers in any other manner permitted by law.

(c) Performance during Arbitration. During the pendency of an arbitration, each Party shall continue to perform its obligations hereunder (unless such Party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof).

(d) Final and Binding. Awards made by the arbitral tribunal shall be final and binding on the Parties. To the extent applicable, the Parties expressly agree to waive the applicability of all laws which would otherwise give the right to appeal a decision of the arbitral tribunal so that there shall be no appeal to a court in relation to the award of the arbitral tribunal (except that the Parties shall not challenge or resist the enforcement action taken by a Party in whose favor the award of the arbitral tribunal was given). The cost of an arbitration shall be borne equally by both Parties. The laws of the State shall govern the validity, interpretation, construction, performance and enforcement of the arbitration agreement contained in this Section 7.02.

ARTICLE VIII
REMEDIES FOR FAILURE TO DELIVER/RECEIVE

Section 8.01. Seller Failure. If Seller fails to schedule and/or deliver all or part of the Energy, and such failure is not excused under the terms of this Agreement or by Department's failure to perform, then Seller shall pay Department, within five (5) Business Days of invoice receipt, an amount for such deficiency equal to the positive difference, if any, obtained by subtracting the Purchase Price from the Replacement Price. The invoice for such amount shall include a written statement explaining in reasonable detail the calculation of such amount.

Section 8.02. Department Failure. If Department fails to schedule and/or receive all or part of the Energy and such failure is not excused under the terms of this Agreement or by Seller's failure to perform, then Department shall pay Seller, within five (5) Business Days of invoice receipt, an amount for such deficiency equal to the positive difference, if any, obtained by subtracting the Sales Price from the Purchase Price. The invoice for such amount shall include a written statement explaining in reasonable detail the calculation of such amount.

Section 8.03. Exclusive Remedy for Failure to Deliver/Receive. Notwithstanding Article VI or any other provision of this Agreement, this Article VIII shall provide Department's exclusive remedy in the event Seller fails to schedule and/or deliver all or part of the Energy and Seller's exclusive remedy in the event Department fails to schedule and/or to receive all or part of the Energy. Failure to pay amounts due under this Article VIII shall, however, constitute a separate and distinct Event of Default to which Section 6.01 shall apply.

ARTICLE IX
ASSIGNMENT

Section 9.01. Assignments Generally. Except for an assignment made pursuant to Section 9.02, neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent may be withheld in the exercise of its sole discretion; provided, however, Seller (or, with respect to clause (iii), Department) may, without the consent of the other Party (i) transfer or assign this Agreement to an Affiliate of Seller which Affiliate's creditworthiness is equal to or higher than that of Seller; (ii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of Seller whose creditworthiness is equal to or higher than that of Seller; (iii) transfer and assign all of its right, title and interest to this Agreement together with the Fund and the Trust Estate in their entirety to another governmental entity created or designated by law to carry out the rights, powers, duties and obligations of Department under the Act; provided, however, that (x) no such assignment shall be effective for purposes of this Section 9.01 until the transferring Party shall have provided written notice to the other Party of such assignment, which notice shall include the name and address of the assignee; and (y) any such assignee shall agree in writing to be bound by the terms and conditions hereof; and (z) the transferring Party delivers such tax and enforceability assurance as the other Party may reasonably request. Department shall also have the right to transfer or assign (without relieving itself of liability hereunder) this Agreement to any electrical corporation, as defined in the Act; provided, however, that (A) such assignee is not an Affiliate of Seller; (B) such assignee has credit rating equal to or higher than that of Department and a total capitalization equal to or greater than that of Seller and all of its Affiliates at the time of such assignment; (C) such assignee agrees to provide Seller with such credit assurances as Seller may reasonably require; (D) no such assignment shall be effective until Department shall have provided written notice to Seller of such assignment, which notice shall include the name and address of the assignee; (E) any such assignee shall agree in writing to be bound by the terms and conditions hereof; and (F) Department delivers such tax and enforceability assurance as the Seller may reasonably request.

Section 9.02. Assignments in Connection with Financings. The Parties recognize that Seller intends to provide Energy from the Projects and that such Projects, other than the El Dorado Project, do not yet exist. In order to develop and construct these Projects, Seller will need to obtain financing for the Projects from Project Lenders. The Parties further recognize that Department intends to complete the Bond Offering in order to provide for, among other things, payment of a portion of the cost of power purchase agreements entered into by Department, including this Agreement. Accordingly, the Parties agree to the following assignment provisions in order to facilitate the financings described above.

(a) Assignment to Project Companies with Respect to a Project. SER may assign its rights and obligations to a Project Company with respect to the Project and a portion of the Energy for the remainder of the Term by designating as Project Energy an amount of Energy to be determined by SER. Such assignment with respect to a Project shall be made pursuant to a Project Company Assignment and Assumption Agreement substantially in the form contained in Appendix F; provided, however, that no such assignment shall be effective for purposes of this Section 9.02(a) until SER shall have provided written notice to Department of such assignment, which notice shall include the name and address of such Project Company. The Project Company Assignment and Assumption Agreement and this Agreement shall together constitute a new agreement by and between Department and the Project Company with respect to a Project and the Energy produced therefrom (a "Transaction"). Each Transaction shall be treated as a stand-alone Transaction under this Agreement with the terms and provisions of this Agreement applying separately to each Transaction. An Event of Default with respect to a Transaction shall not independently constitute an Event of Default under any other Transaction. Seller shall bear the burden to obtain FERC authorizations necessary to effect the assignment, but Department agrees not to oppose Seller's filings with FERC in connection with any assignment under this Section 9.02(a). Assignments under this Section 9.02(a) shall not affect: (i) SER's obligations and liabilities under this Agreement, including the obligations and liabilities pertaining to the Project Energy; or (ii) Seller's right under Section 2.01 to provide Energy from any Project, Market Source or combination of Projects and/or Market Sources and to deliver all or part of the Energy at any Delivery Point.

(b) Assignments by Seller as Security to Project Lenders. Seller shall have the right to assign this Agreement as security to any Project Lender, and Department agrees to provide a consent to any such Project Lender in the form of consent provided in Appendix D; provided, however, that no such assignment shall be effective for purposes of this Section 9.02(b) until Seller shall have provided written notice to Department of such assignment, which notice shall include the name and address of such Project Lender. So long as an assignment pursuant to this Section 9.02(b) remains in effect, Department shall, upon serving notice to Seller pursuant to Section 10.15, also serve a copy of such notice upon the specified Project Lender at the address provided by Seller in its notice of assignment to such Project Lender.

(c) Assignment by Department as Security to Bond Trustee. Department shall have the right to assign this Agreement as security to any Bond Trustee, and Seller agrees to provide a consent to any such Bond Trustee in the form of consent provided in Appendix E; provided, however, that no such assignment shall be effective for purposes of this Section 9.02(c) until Department shall have provided written notice to Seller of such assignment, which notice shall include the name and address of such Bond Trustee. So long as an assignment pursuant to this Section 9.02(c) remains in effect, Seller shall, upon serving notice to Department pursuant to Section 10.15, also serve a copy of such notice upon the specified Bond Trustee at the address provided by Department in its notice of assignment to such Bond Trustee.

Section 9.03. Mandatory Assignments by Seller. In the event Seller sells or otherwise transfers its interest in a Project that has commenced Commercial Operation through a transaction subject to Section 9.01 with any person other than a Affiliate, Seller shall be required to assign the rights and obligations under this Agreement associated with the relevant Project and Project Energy to the acquiror of the Project. Such assignment shall be in accordance with and subject to the restrictions set forth in Section 9.01, including any applicable requirement for Department's consent to assignment.

ARTICLE X
MISCELLANEOUS

Section 10.01. Title, Risk of Loss. Title to and risk of loss related to the Energy shall transfer from Seller to Department at the Delivery Point. Seller warrants that it will deliver the Energy to Department free and clear of all liens, security interest, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Point.

Section 10.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State, without regard to the conflicts of laws rules thereof.

Section 10.03. FERC. The Parties acknowledge that: (i) this Agreement provides for wholesale power sales subject to the jurisdiction of the FERC under the FPA; and (ii) the rates, terms and conditions of this Agreement are "just" and "reasonable" within the meaning of the FPA and that changes in market conditions will not render such rates, terms or conditions "unjust" or "unreasonable" for purposes of Section 206 of the FPA.

Section 10.04 Waiver of Trial by Jury. The Parties do hereby expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Agreement or any matters whatsoever arising out of or in any way connected with this Agreement. The provision of this Agreement relating to waiver of a jury trial shall survive the termination or expiration of this Agreement.

Section 10.05. Amendments. Except as provided in Section 10.03, neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by Department and Seller. In the event that changes in laws, regulations or practices, including changes in procedures governing sales into the State's wholesale power markets, materially alter the procedures applicable to the Parties' performance of their respective obligations hereunder, the Parties will endeavor in good faith to negotiate appropriate and mutually agreeable amendments to this Agreement or separate protocols to reflect such changes.

Section 10.06. Counterparts. This Agreement may be executed in any number of counterparts, and upon execution by the Parties, each executed counterpart shall have the same force and effect as an original instrument and as if the Parties had signed the same instrument. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon, and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more signature pages.

Section 10.07. Taxes. The Purchase Price shall include full reimbursement for, and Seller is liable for and shall pay, or cause to be paid, or reimburse Department for if Department has paid, all taxes applicable to the Energy that arise prior to the Delivery Point; provided, however, that the Purchase Price shall be increased or decreased to account for the effect of any liability, loss, cost, damage and expense, including gross-up, arising out of a tax or other imposition or tax credit or other reduction enacted by the State or any agency thereof after the date of this Agreement that is not of general applicability and is instead directed at the generation, sale, purchase, ownership and/or transmission of electric power, Natural Gas and/or other utility or energy goods and services. If Department is required to remit any tax for which Seller is responsible under this Section 10.07, the amount shall be deducted from any sums due to Seller. The Purchase Price does not include reimbursement for, and Department is liable for and shall pay, cause to be paid, or reimburse Seller for if Seller has paid, all taxes applicable to the Energy arising at and from the Delivery Point, including any taxes imposed or collected by a taxing authority with jurisdiction over Department. Either Party, upon written request of the other Party, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from taxes, and shall use reasonable efforts to obtain and cooperate with the other Party in obtaining any exemption from or reduction of any tax. Taxes are any amounts imposed by a taxing authority with respect to the Energy.

Section 10.08. Severability. In the event that any of the terms, covenants or conditions of this Agreement, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstance by any court, regulatory agency, or other regulatory body having jurisdiction, all other terms, covenants or conditions of this Agreement and their application shall not be affected thereby, but shall remain in force and effect unless a court, regulatory agency, or other regulatory body holds that the provisions are not separable from all other provisions of this Agreement.

Section 10.09. Relationship of the Parties.

(a) Nothing contained herein shall be construed to create an association, joint venture, trust, or partnership, or impose a trust or partnership covenant, obligation, or liability on or with regard to any one or more of the Parties. Each Party shall be individually responsible for its own covenants, obligations, and liabilities under this Agreement.

(b) All rights of the Parties are several, not joint. No Party shall be under the control of or shall be deemed to control another Party. Except as expressly provided in this Agreement, no Party shall have a right or power to bind another Party without its express written consent.

Section 10.10. No Dedication of Facilities. Seller's undertaking hereunder shall not constitute the dedication of the electric system or any portion thereof of Seller to the public or to the other Party and it is understood and agreed that any undertaking under this Agreement by Seller shall cease upon the termination of Seller's obligations under this Agreement.

Section 10.11. No Retail Services; No Agency.

(a) Nothing contained in this Agreement shall grant any rights to or obligate Seller to provide any services hereunder directly to or for retail customers of any person.

(b) In performing their respective obligations hereunder, neither Party is acting, or is authorized to act, as agent of the other Party.

Section 10.12. Third Party Beneficiaries. Except for the provisions of this Agreement which set forth certain rights and obligations of Project Lenders, this Agreement shall not be construed to create rights in, or to grant remedies to, any third party as a beneficiary of this Agreement or of any duty, obligation or undertaking established herein.

Section 10.13. Liability and Damages. No Party's directors, members of its governing bodies, officers or employees shall be liable to any other person for any loss or damage to property, loss of earnings or revenues, personal injury, or any other direct, indirect, or consequential damages or injury, or punitive damages, which may occur or result from the performance or non-performance of this Agreement, including any negligence arising hereunder.

Section 10.14. Waivers. Any waiver at any time by any Party of its rights with respect to a default under this Agreement, or any other matter under this Agreement, shall not be deemed a waiver with respect to any subsequent default of the same or any other matter.

Section 10.15. Notices. Any formal notice, demand or request provided for in this Agreement shall be in writing and shall be deemed properly served, given or made if delivered in person, or sent by either registered or certified mail, postage prepaid, or prepaid telegram or fax or other means agreed to by the Parties to the addresses set forth in Appendix A.

Section 10.16. Waiver of Consequential Damages. In no event, whether based on contract, indemnity, warranty, tort (including, as the case may be, a Party's own negligence) or otherwise, shall either Party be liable to the other Party or to any other person or Party for or with respect to any claims for consequential, indirect, punitive, exemplary, special or incidental damages or otherwise; provided, however, that this provision shall not limit in any way a Party's right to payment of the Termination Payment pursuant to Section 6.03 hereof or payments pursuant to Section 6.05 or Article VIII hereof.

Section 10.17. Governing Terms. This Agreement, SER's Tariff and the Enabling Agreement shall form a single integrated agreement between the Parties. Any inconsistency between any terms of SER's Tariff and the Enabling Agreement, on the one hand, and any terms of the Agreement, on the other hand, shall be resolved in favor of this Agreement.

Section 10.18. Further Assurances. Each Party agrees to execute and deliver such other instruments and documents and to take such other actions as may be reasonably necessary to complete performance hereunder and otherwise to further the purposes and intent of this Agreement.

Section 10.19. No Immunity Claim. The law of the State authorizes suits based on contract against the State or its agencies, and Department agrees that it will not assert any immunity it may have as a State agency against such lawsuits filed in State court.

Section 10.20. No More Favorable Terms. Department shall not provide in any power purchase agreement payable from the Trust Estate for (i) collateral or other security or credit support with respect thereto, (ii) a pledge or assignment of the Trust Estate for the payment thereof, or (iii) payment priority with respect thereto superior to that of Seller, without in each case offering such arrangements to Seller.

Section 10.21. Payments Under Agreement an Operating Expense. Payments by Department under this Agreement shall constitute an operating expense of the Fund payable prior to all bonds, notes or other indebtedness secured by a pledge or assignment of the Trust Estate or payments to the general fund. The foregoing provision shall be reflected in any indenture or resolution providing for the issuance of bonds by Department.

Section 10.22. Rate Covenant; No Impairment. In accordance with Section 80134 of the Water Code, Department covenants that it will, at least annually, and more frequently as required, establish and revise revenue requirements sufficient, together with any moneys on deposit in the Fund, to provide for the timely payment of all obligations which it has incurred pursuant to the Act, including any payments required to be made by Department pursuant to this Agreement. As provided in Section 80200 of the Water Code, while any obligations of Department pursuant to this Agreement remain outstanding and not fully performed or discharged, the rights, powers, duties and existence of Department and the CPUC shall not be diminished or impaired in any manner that will affect adversely the interests and rights of Seller under this Agreement.

Section 10.23. Application of Government Code and Public Contracts Code. Seller has stated that, because of the administrative burden and delays associated with such requirements, it would not enter into this Agreement if the provisions of the Government Code and the Public Contracts Code applicable to state contracts, including, but not limited to, advertising and competitive bidding requirements and prompt payment requirements would apply to or be required to be incorporated in this Agreement. Accordingly, pursuant to Section 80014(b) of the Water Code, Department has determined that it would be detrimental to accomplishing the purposes of Division 27 (commencing with Section 80000) of the Water Code to make such provisions applicable to this Agreement and that such provisions and requirements are therefore not applicable to or incorporated in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the 4th day of May, 2001.

DEPARTMENT OF WATER RESOURCES with respect to the Department of Water Resources Electric Power Fund separate and apart from its powers and responsibilities with respect to the State Water Resources Development System

By:________________________________
Name: Raymond D. Hart
Title: Deputy Director

SEMPRA ENERGY RESOURCES

By:________________________________
Name: Michael R. Niggli
Title: President

By:________________________________
Name: Dwain M. Boettcher
Title: Vice President

Appendix A

Addresses

	SER	Department
Billing Address:	Sempra Energy Resources 101 Ash Street San Diego, Calif. 92101-3017	Department of Water Resources 1416 Ninth Street Sacramento, Calif. 94814
Notice Address:	Sempra Energy Resources 101 Ash Street San Diego, Calif. 92101-3017	Department of Water Resources 1416 Ninth Street Sacramento, Calif. 94814
Authorized Representative:	William R. Engelbrecht Director, Portfolio Asset Management	Raymond D. Hart Deputy Director

Appendix B

Description of the Projects and Delivery Points

Project	Location	Commercial Operation Target Date	Delivery Point	Cal ISO Delivery Zone	Maximum Capacity at Delivery Point (MW)
(A)	(B)	(C)	(D)	(E)	(F)
Market Sources	--	--	Cal ISO Delivery Points	SP15, NP15 or ZP26	300
El Dorado	Boulder City, Nevada	in service	Merchant 230-kV	SP15	250
Elk Hills (SC)	Bakersfield, California	4/1/02	Midway 230-kV	ZP26	300
Elk Hills (CC)[2]	Bakersfield California	6/1/03	Midway 230-kV	ZP26	600
Mesquite I	Arlington, Arizona	6/1/03	Hassayampa 500-kV	SP15	625
Mexicali	Mexicali, Baja California, Mexico	6/1/03	Imperial Valley 230-kV	SP15	650
Mesquite II	Arlington, Arizona	1/1/04	Hassayampa 500-kV	SP15	625
Copper Mountain	Boulder City, Nevada	6/1/04	Merchant 230-kV1	SP15	650
Citracado	Escondido, California	6/1/04	Escondido 230-kV	SP15	600

Appendix C

Energy and Purchase Price by Time Period

Period	7 x 24 Capacity (MW)	7 x 24 Price ($/MWh)	6 x 16 Capacity (MW)	6 x 16 Price ($/MWh)
6/1/01-9/30/01	--	--	250	[1]
10/1/01-3/31/02	--	--	--	--
4/1/02-9/30/02	150	$100	300	$160
10/1/02-5/31/03	220	$69	--	--
6/1/03-12/31/03	1,000	[2]	350	[3]
1/1/04-2/29/04	1,200	[2]	700	[3]
3/1/04-5/31/04	800	[2]	400	[3]
6/1/04-2/28/05	1,200	[2]	700	[3]
3/1/05-5/31/05	800	[2]	400	[3]
6/1/05-2/28/06	1,200	[2]	700	[3]
3/1/06-5/31/06	800	[2]	400	[3]
6/1/06-2/28/07	1,200	[2]	700	[3]
3/1/07-5/31/07	800	[2]	400	[3]
6/1/07-12/31/07	1,200	[2]	700	[3]
1/1/08-9/30/11	1,200	[2]	400	[3]

1 6 x 16 Price for this period is determined in accordance with Section 2.02(a).
2 7 x 24 Price for this period is determined in accordance with Section 2.02(c).
3 6 x 16 Price for this period is determined in accordance with Section 2.02(c).

Appendix D

FORM OF DEPARTMENT'S
CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT (this "Consent and Agreement"), dated as of _______________, 20__, is executed by the Department of Water Resources, an agency of the State of California, with respect to the Department of Water Resources Electric Power Fund separate and apart from its powers and responsibilities with respect to the State Water Resources Development System ("Department"), and [Sempra Energy Resources ("SER")] [PROJECT SUBSIDIARY], a _______________ [corporation] [limited partnership] [general partnership] ("Borrower") for the benefit of [AGENT], a _______________ corporation ("Agent"), as Agent for the Lenders under the Loan Agreement (as defined below).

A. Borrower has entered into that certain [Construction Loan][,] [and] [Term Loan] [and Reimbursement] Agreement, dated as of ______________, 20__, among Borrower, Agent and the Lenders named therein (the "Loan Agreement")].

B. Department and [SER] [Sempra Energy Resources ("SER")] entered into that certain Energy Purchase Agreement, dated as of May 4, 2001 [and SER has made an assignment of its rights under the Agreement with respect to a Project to Borrower pursuant to the Project Company Assignment and Assumption Agreement dated as of ______________, 20__, by and between SER and Borrower (the "Assignment Agreement")] ([together,] the "Agreement").

C. Pursuant to the Security Agreement, dated as of __________, 20__ (the "Security Agreement"), between Borrower and Agent, Borrower has assigned its interest under the Agreement to the Lenders.

NOW THEREFORE, Department hereby agrees as follows:

1. Department acknowledges the assignment referred to in paragraph C above and consents to such assignment and agrees with Agent for the benefit of the Lenders as follows:

(a) Unless otherwise defined, all terms used herein which are defined in the Security Agreement or, if not defined therein, in the Loan Agreement, shall have their respective meanings as used therein.

(b) Agent shall be entitled to exercise all rights and to cure any defaults of Borrower under the Agreement. Upon receipt of notice from Agent, Department agrees to accept such exercise and cure by Agent and to render all performance due by it under the Agreement and this Consent and Agreement to the Lenders. Department agrees to make all payments (if any) to be made by it under the Agreement directly to Agent for the benefit of the Lenders upon receipt of Agent's written instructions.

(c) Department will not, (i) without the prior written consent of Agent, cancel or terminate the Agreement except as provided in the Agreement and in accordance with Section 1(d) hereof, or consent to or accept any cancellation or termination thereof by Borrower, or (ii) without the prior written consent of Agent (such consent not to be unreasonably withheld), amend or modify the Agreement in any material respect. Department agrees promptly to deliver duplicates or copies of all notices of default sent under or pursuant to the Agreement to Agent.

(d) Department will not terminate the Agreement on account of any default or breach of Borrower thereunder without written notice to Agent and first providing to Agent (i) thirty (30) days from the date notice of default or breach is delivered to Agent to cure such default if such default is the failure to pay amounts to Department which are due and payable under the Agreement or (ii) a reasonable opportunity, but not fewer than thirty (30) days, to cure such breach or default if the breach or default cannot be cured by the payment of money to Department so long as Agent or its designee shall have commenced to cure the breach or default within such thirty (30) day period and thereafter diligently pursues such cure to completion and continues to perform any monetary obligations under the Agreement and all other obligations under the Agreement are performed by Borrower or Agent. If possession of the Project is necessary to cure such breach or default, and Agent or its designee(s) or assignee(s) declare Borrower in default and commence foreclosure proceedings, Agent or its designee(s) or assignee(s) will be allowed a reasonable period to complete such proceedings. If Agent or its designee(s) or assignee(s) are prohibited by any court order or bankruptcy or insolvency proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the foregoing time periods shall be extended by the period of such prohibition. Department consents to the transfer of Borrower's interest under the Agreement to the Lenders or any of them or a purchaser or grantee at a foreclosure sale by judicial or non-judicial foreclosure and sale or by a conveyance by Borrower in lieu of foreclosure and agrees that upon such foreclosure, sale or conveyance, Department shall recognize the Lenders or any of them or other purchaser or grantee as the applicable party under the Agreement (provided that such Lenders or purchaser or grantee assumes the obligations of Borrower under the Agreement).

(e) In the event that the Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding, or if the Agreement is terminated for any reason other than a default which could have been but was not cured by Agent as provided in paragraph 1(d) above, and if, within forty-five (45) days after such rejection or termination, the Lenders or their successors or assigns shall so request, Department will execute and deliver to the Lenders a new Agreement, which Agreement shall be on the terms and conditions as the original Agreement for the remaining term of the Agreement before giving effect to such termination.

(f) In the event the Lenders or their designee(s) or assignee(s) elect to perform Borrower's obligations under the Agreement or to enter into a new Agreement as provided in subparagraph (d) or (e) respectively above, the Lenders, their designee(s) and assignee(s), shall not have personal liability to Department for the performance of such obligations, and the sole recourse of Department in seeking the enforcement of such obligations shall be to such parties' interest in the Project.

(g) In the event the Lenders or their designee(s) or assignee(s) succeed to Borrower's interest under the Agreement, the Lenders or their designee(s) or assignee(s) shall cure any defaults for failure to pay amounts owed under the Agreement, but shall not otherwise be required to perform or be subject to any defenses or offsets by reason of any of Borrower's other obligations under the Agreement that were unperformed at such time. The Lenders shall have the right to assign all or a pro rata interest in the Agreement or a new Agreement entered into pursuant to subparagraph (e) to a person or entity to whom the Project is transferred, provided such transferee assumes the obligations of Borrower (or the Lenders) under the Agreement. Upon such assignment, Agent and, if applicable, the Lenders (including their agents and employees) shall be released from any further liability thereunder to the extent of the interest assigned.

2. Department hereby represents and warrants that:

(a) The execution, delivery and performance by Department of the Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action, and do not and will not require any further consents or approvals which have not been obtained, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on Department;

(b) This Consent and Agreement and the Agreement are legal, valid and binding obligations of Department enforceable against Department in accordance with their respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity, including the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in proceeding in equity or at law, or by principles of public policy;

(c) All government approvals necessary for the execution, delivery and performance by Department of its obligations under the Agreement have been obtained and are in full force and effect;

(d) As of the date hereof, the Agreement is in full force and effect and has not been amended, supplemented or modified; and

(e) To the best of Department's knowledge Borrower has fulfilled all of its obligations under the Agreement, and there are no breaches or unsatisfied conditions presently existing (or which would exist after the passage of time and/or giving of notice) that would allow Department to terminate the Agreement.

3. All Notices required or permitted hereunder shall be in writing and shall be effective (a) upon receipt if hand delivered, (b) upon telephonic verification of receipt if sent by facsimile and (c) if otherwise delivered, upon the earlier of receipt or two (2) Banking Days after being sent registered or certified mail, return receipt requested, with proper postage affixed thereto, or by private courier or delivery service with charges prepaid, and addressed as specified below:

If to Department: Attention: Telecopy No: Telephone No:
If to Agent: Attention: Telecopy No: Telephone No:

4. This Consent and Agreement shall be binding upon and benefit the successors and assigns of Department, Borrower, the Lenders and their respective successors, transferees and assigns (including without limitation, any entity that refinances all or any portion of the Obligations under the Loan Agreement). Department agrees to confirm such continuing obligation in writing upon the reasonable request of Borrower or the Lenders or any of their respective successors, transferees or assigns. No termination, amendment, variation or waiver of any provisions of this Consent and Agreement shall be effective unless in writing and signed by Department, Borrower and Agent. This Consent and Agreement shall be governed by the laws of the State of California.

5. This Consent and Agreement may be executed in one or more duplicate counterparts, and when executed and delivered by all the parties listed below, shall constitute a single binding agreement.

IN WITNESS WHEREOF, Department by its officer thereunto duly authorized, has duly executed this Consent and Agreement as of the date set forth below.

Dated as of: ______________, 20__

DEPARTMENT OF WATER RESOURCES with respect to the Department of Water Resources Electric Power Fund separate and apart from its powers and responsibilities with respect to the State Water Resources Development System

By: Name: Title:

Accepted and agreed to:
[AGENT], a _________________ corporation, as Agent
By: Name: Title:
[SEMPRA ENERGY RESOURCES
By: Name: Title: ]

[[PROJECT SUBSIDIARY], a _____ [general] [limited] partnership
By: [PARTNER], a __________ corporation, general partner]
By: Name: Title: ]

Appendix E

FORM OF SELLER'S
' CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT (this "Consent and Agreement"), dated as of _______________, 20__, is executed by the Department of Water Resources, an agency of the State of California, with respect to the Department of Water Resources Electric Power Fund separate and apart from its powers and responsibilities with respect to the State Water Resources Development System ("Department"), and [Sempra Energy Resources ("SER")] [PROJECT SUBSIDIARY], a _______________ [corporation] [limited partnership] [general partnership] ("Power Seller") for the benefit of [BANK] as bond trustee under the Bond Document (as defined below) (the "Bond Trustee")].

A. Department has [adopted a bond resolution][entered into an indenture] dated ______, 20__ (the "Bond Document").

B. Department and [SER] [Sempra Energy Resources ("SER")] entered into that certain Energy Purchase Agreement, dated as of May 4, 2001 [and SER has made an assignment of its rights under the Agreement with respect to a Project to Power Seller pursuant to the Project Company Assignment and Assumption Agreement dated as of ______________, 20__, by and between SER and Power Seller (the "Assignment Agreement")] ([together,] the "Agreement").

C. Pursuant to the Bond Document, Department has assigned its interest under the Agreement to the Bond Trustee for the benefit of bondholders.

NOW THEREFORE, Power Seller hereby agrees as follows:

1. Power Seller acknowledges the assignment referred to in paragraph C above and consents to such assignment and agrees with Bond Trustee for the benefit of bondholders as follows:

(a) Unless otherwise defined, all terms used herein which are defined in the Bond Document shall have their respective meanings as used therein.

(b) Bond Trustee shall be entitled to exercise all rights and to cure any defaults of Department under the Agreement. Upon receipt of notice from Bond Trustee, Power Seller agrees to accept such exercise and cure by Bond Trustee and to render all performance due by it under the Agreement and this Consent and Agreement to the Bond Trustee. Power Seller agrees to make all payments (if any) to be made by it under the Agreement directly to Bond Trustee for the benefit of bondholders upon receipt of Bond Trustee's written instructions.

(c) Power Seller will not, (i) without the prior written consent of Bond Trustee, cancel or terminate the Agreement except as provided in the Agreement and in accordance with Section 1(d) hereof, or consent to or accept any cancellation or termination thereof by Department, or (ii) without the prior written consent of Bond Trustee (such consent not to be unreasonably withheld), amend or modify the Agreement in any material respect. Power Seller agrees promptly to deliver duplicates or copies of all notices of default sent under or pursuant to the Agreement to Bond Trustee.

(d) Power Seller will not terminate the Agreement on account of any default or breach of Department thereunder without written notice to Bond Trustee and first providing to Bond Trustee (i) thirty (30) days from the date notice of default or breach is delivered to Bond Trustee to cure such default if such default is the failure to pay amounts to Power Seller which are due and payable under the Agreement or (ii) a reasonable opportunity, but not fewer than thirty (30) days, to cure such breach or default if the breach or default cannot be cured by the payment of money to Power Seller so long as Bond Trustee or its designee shall have commenced to cure the breach or default within such thirty (30) day period and thereafter diligently pursues such cure to completion and continues to perform any monetary obligations under the Agreement and all other obligations under the Agreement are performed by Department or Bond Trustee. Power Seller consents to the transfer of Department's interest under the Agreement to the Bond Trustee or a purchaser or grantee at a foreclosure sale by judicial or non-judicial foreclosure and sale or by a conveyance by Department in lieu of foreclosure and agrees that upon such foreclosure, sale or conveyance, Power Seller shall recognize the Bond Trustee or other purchaser or grantee as the applicable party under the Agreement (provided that such Bond Trustee or purchaser or grantee assumes the obligations of Department under the Agreement).

(e) In the event that the Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding, or if the Agreement is terminated for any reason other than a default which could have been but was not cured by Bond Trustee as provided in paragraph 1(d) above, and if, within forty-five (45) days after such rejection or termination, the Bond Trustee or its successors or assigns shall so request, Power Seller will execute and deliver to the Bond Trustee a new Agreement, which Agreement shall be on the terms and conditions as the original Agreement for the remaining term of the Agreement before giving effect to such termination.

(f) In the event the Bond Trustee or its designee(s) or assignee(s) elect to perform Department's obligations under the Agreement or to enter into a new Agreement as provided in subparagraph (d) or (e) respectively above, the Bond Trustee, its designee(s) and assignee(s), shall not have personal liability to Power Seller for the performance of such obligations, and the sole recourse of Power Seller in seeking the enforcement of such obligations shall be to such parties' interest in the Trust Estate.

(g) In the event the Bond Trustee or its designee(s) or assignee(s) succeed to Department's interest under the Agreement, the Bond Trustee or their designee(s) or assignee(s) shall cure any defaults for failure to pay amounts owed under the Agreement, but shall not otherwise be required to perform or be subject to any defenses or offsets by reason of any of Department's other obligations under the Agreement that were unperformed at such time.

2. Power Seller hereby represents and warrants that:

(a) The execution, delivery and performance by Power Seller of the Agreement and this Consent and Agreement have been duly authorized by all necessary corporate action, and do not and will not require any further consents or approvals which have not been obtained, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on Power Seller;

(b) This Consent and Agreement and the Agreement are legal, valid and binding obligations of Power Seller enforceable against Power Seller in accordance with their respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity, including the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in proceeding in equity or at law, or by principles of public policy;

(c) All government approvals necessary for the execution, delivery and performance by Power Seller of its obligations under the Agreement have been obtained and are in full force and effect;

(d) As of the date hereof, the Agreement is in full force and effect and has not been amended, supplemented or modified; and

(e) To the best of Power Seller's knowledge Department has fulfilled all of its obligations under the Agreement, and there are no breaches or unsatisfied conditions presently existing (or which would exist after the passage of time and/or giving of notice) that would allow Power Seller to terminate the Agreement.

3. All Notices required or permitted hereunder shall be in writing and shall be effective (a) upon receipt if hand delivered, (b) upon telephonic verification of receipt if sent by facsimile and (c) if otherwise delivered, upon the earlier of receipt or two (2) Banking Days after being sent registered or certified mail, return receipt requested, with proper postage affixed thereto, or by private courier or delivery service with charges prepaid, and addressed as specified below:

If to Power Seller: Attention: Telecopy No: Telephone No:
If to Bond Trustee: Attention: Telecopy No: Telephone No:

4. This Consent and Agreement shall be binding upon and benefit the successors and assigns of Department, Power Seller and the Bond Trustee and their respective successors, transferees and assigns (including without limitation, any entity that refinances all or any portion of the Obligations under the Bond Document). Power Seller agrees to confirm such continuing obligation in writing upon the reasonable request of Department or the Bond Trustee or any of their respective successors, transferees or assigns. No termination, amendment, variation or waiver of any provisions of this Consent and Agreement shall be effective unless in writing and signed by Department, Power Seller and Bond Trustee. This Consent and Agreement shall be governed by the laws of the State of California.

5. This Consent and Agreement may be executed in one or more duplicate counterparts, and when executed and delivered by all the parties listed below, shall constitute a single binding agreement.

IN WITNESS WHEREOF, Power Seller by its officer thereunto duly authorized, has duly executed this Energy Purchase Agreement Consent and Agreement as of the date set forth below.

Dated as of: ______________, 20__

[SEMPRA ENERGY RESOURCES, a California Corporation]
By: Name: Title: ]
[[PROJECT SUBSIDIARY], a _____ [general] [limited] partnership
By: [PARTNER], a __________ corporation, general partner]
By: Name: Title: ]
Accepted and agreed to:
TRUSTEE, a _________________ corporation, as Trustee
By: Name: Title:
DEPARTMENT OF WATER RESOURCES
By: Name: Title:

Appendix F

FORM OF
PROJECT SUBSIDIARY ASSIGNMENT AND ASSUMPTION AGREEMENT

This PROJECT SUBSIDIARY ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment and Assumption Agreement"), dated as of _______________, 20__, is executed by and between Sempra Energy Resources, a California corporation, ("Assignor"), and [PROJECT SUBSIDIARY NAME], a _______________ [limited] [general] partnership ("Assignee").

A. Assignor is a party to the Energy Purchase Agreement, dated as of April __, 2001, by and between the Department of Water Resources, an agency of the State of California, and Assignor (the "Agreement"), which contemplates the assignment of Assignor's rights and obligations thereunder to certain affiliates of Assignor;

B. Assignee is a single purpose subsidiary of Assignor that [owns] [will own] [leases] [will lease] and [operates] [will operate] the Project known as ________________, a ____ megawatt power plant in ____________ (the "[PROJECT NAME] Project").

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Capitalized terms which are used in this Assignment and Assumption Agreement but are not defined herein shall have the same meanings ascribed to such terms in the Agreement.

2. Assignor hereby assigns, sells, conveys, transfers, delivers and sets over to Assignee, free and clear of all liens and encumbrances, all right, title and interest with respect to the [PROJECT NAME] Project that the Assignor possesses and has the right to transfer in, to and under the Agreement.

3. Assignee hereby assumes all liabilities and obligations under the Agreement with respect to the [PROJECT NAME] Project and agrees to perform fully and faithfully the same according to its terms. Assignee hereby agrees to indemnify, defend and hold harmless Assignor from and against any and all claims hereafter arising under the Agreement with respect to the [PROJECT NAME] Project and Project Energy to be provided therefrom.

4. Assignee hereby agrees with Assignor to execute and deliver to Assignee such further documents and instruments as may be necessary or reasonably requested by Assignee to further confirm and perfect the assignment and transfer of the Agreement with respect to the Project to Assignee.

5. In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision of the Agreement, the provision in the Agreement shall be deemed to be controlling.

6. This Assignment and Assumption Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

7. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the __th day of ____, 20__.

SEMPRA ENERGY RESOURCES
By:________________________________
Name: Title:
[PROJECT SUBSIDIARY NAME]
By: [PARTNER], a __________ corporation, general partner
By:________________________________
Name: Title:

ARTICLE I DEFINITIONS AND INTERPRETATION *

ARTICLE II PURCHASE AND SALE OF ENERGY *

ARTICLE III REPRESENTATIONS AND WARRANTIES *

ARTICLE IV PAYMENTS *

ARTICLE V UNCONTROLLABLE FORCES *

ARTICLE VI DEFAULT AND EARLY TERMINATION *

ARTICLE VII DISPUTE RESOLUTION *

ARTICLE VIII REMEDIES FOR FAILURE TO DELIVER/RECEIVE *

ARTICLE IX ASSIGNMENT *

ARTICLE X MISCELLANEOUS *

Appendices

Appendix A. Addresses

Appendix B. Description of the Projects and Delivery Points

Appendix C. Energy and Purchase Price by Time Period

Appendix D. Form of Department's Consent and Agreement

Appendix E. Form of Seller's Consent and Agreement

Appendix F. Form of Project Company Assignment and Assumption Agreement

ENABLING AGREEMENT

This Agreement is entered into this 4th day of May, 2001, by and between the Department of Water Resources, an agency of the State of California, with respect to the Department of Water Resources Electric Power Fund separate and apart from its powers and responsibilities with respect to the State Water Resources Development System ("Department") and Sempra Energy Resources ("Seller"). In consideration of mutual covenants and agreements herein, Department and Seller (collectively the "Parties" and each individually a "Party") hereby agree as follows:

Article 1: Service

1.1 Seller agrees, during the time of this Agreement, to sell electric energy to Department, and Department agrees to pay for such sales at prices agrees upon by the Parties in accordance with Seller's FERC Electric Rate Schedule No. 1 (the "Rate Schedule") on file with the Federal Energy Regulatory Commission ("FERC").

1.2 The product, rates, terms and conditions for such service shall be in accordance with the Rate Schedule as provided in the Energy Purchase Agreement by and between Department and Seller dated May 4, 2001 (the "Purchase Agreement").

Article 2: Effective Date and Term of Agreement

2.1 This Agreement shall become effective on the date first specified above. However, if FERC or any reviewing court imposes any condition, limitation or qualification under any of the provisions of the Federal Power Act which, individually or in the aggregate, either of the Parties determines to be adverse to such Party, such Party may, at its option, terminate or renegotiate the terms of this Agreement in light of such FERC or court action.

2.2 This Agreement shall remain effective until terminated by either Party on thirty (30) days' written notice; provided, however, that neither Party may terminate this Agreement prior to the termination of the Energy Purchase Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officials as of the date first above written.

SEMPRA ENERGY RESOURCES, a California corporation

_____________________________ Name: Michael R. Niggli Title: President

_____________________________ Name: Dwain M. Boettcher Title: Vice President

DEPARTMENT OF WATER RESOURCES, an agency of the State of California, with respect to the Department of Water Resources Electric Power Fund separate and apart from its powers and responsibilities with respect to the State Water Resources Development System

_____________________________ Name: Raymond D. Hart Title: Director